UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 16, 2015

TrueCar, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36449	04-3807511
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Broadway, Suite 200
Santa Monica, California 90401
(Address of principal executive offices, including zip code)

(800) 200-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 23, 2015, TrueCar, Inc. (the “Company”) announced that its Board of Directors (the “Board”) has appointed Victor “Chip” Perry III as the Company’s new President and Chief Executive Officer. Mr. Perry, age 62, is joining the Company after having served as President and Chief Executive Officer of RentPath LLC, an operator of online real estate rental websites and mobile apps, since July 2015. Previously, Mr. Perry was President and Chief Executive Officer of AutoTrader Group, Inc., an online automotive marketplace, from August 1997 until March 2013, and served as a member of its board of directors between August 1999 and March 2013. Mr. Perry has served as a member of the boards of Auto Trader Group PLC (UK), MXC Solutions India Private Ltd. and The Car Trader Proprietary Ltd. since April 2014, June 2014 and February 2014, respectively.

In connection with Mr. Perry’s appointment, the Company entered into an employment agreement (the “Agreement”) with Mr. Perry on November 16, 2015. Mr. Perry’s employment with the Company will be on an at-will basis, and his employment will commence within 37 days following November 16, 2015. Upon commencement of his employment (his “start date”), the Agreement provides that Mr. Perry will be appointed to the Board. Under the terms of the Agreement, Mr. Perry will be paid a base salary of $800,000, less applicable tax withholdings, and will be eligible for a target annual bonus of 100% of his base salary, a minimum annual bonus opportunity of 50% of his base salary for achievement of minimum performance levels and a maximum annual bonus opportunity of 200% of his base salary for achievement of maximum performance levels. Mr. Perry will also be awarded a signing bonus of $100,000, less applicable tax withholdings. The Agreement provides that Mr. Perry is eligible to participate in the benefits programs generally available to employees of the Company. During the first two years of his employment, Mr. Perry also will receive monthly payments of $20,000 as an allowance for personal housing and travel costs, and he will be entitled to gross-up payments to cover the related taxes on such amounts.

The Agreement also provides that on Mr. Perry’s start date, he will be granted a stock option to purchase 1,840,000 shares of the Company’s common stock with an exercise price equal to the fair market value of the shares on the date of grant, and at the first meeting of the Board’s Compensation Committee after his start date, he will be granted 660,000 restricted stock units, both pursuant to a Company equity incentive plan and an option agreement and restricted stock unit agreement, as applicable. Beginning on March 1, 2016, the option will vest monthly over 48 months in approximately equal monthly installments. The restricted stock units will vest in 16 equal quarterly amounts beginning on March 1, 2016. Vesting under the equity awards is subject to Mr. Perry’s continued service with the Company through each vesting date.

Under the Agreement, if the Company terminates Mr. Perry’s employment with it for a reason other than cause (as defined in the Agreement), or he resigns from his employment for good reason (as defined in the Agreement), then, in addition to earned but unpaid amounts, subject to Mr. Perry signing a release of claims agreement with the Company and his continued compliance with a confidential information agreement entered into with the Company, he will receive (i) a lump sum payment equal to 200% of the sum of his then-current base salary and target annual bonus opportunity; (ii) if such termination occurs prior to a change in control (as defined in the Agreement) of the Company and on or after the 1st anniversary of his start date but before the 2nd anniversary of his start date, immediate vesting of 50% of each of his then-outstanding equity awards; (iii) if such termination occurs prior to a change in control of the Company and on or after the 2nd anniversary of his start date but before the 3rd anniversary of his start date, immediate vesting of 75% of each of his then-outstanding equity awards; (iv) if such termination occurs prior to a change in control of the Company and on or after the 3rd anniversary of his start date, immediate vesting of 100% of each of his then-outstanding equity awards; and (v) if such termination occurs upon or after a change in control of the Company, immediate vesting of 100% of each of his then-outstanding equity awards.

If Mr. Perry’s employment with the Company terminates due to his death or disability (as defined in the Agreement), then, in addition to earned but unpaid amounts, subject to Mr. Perry (or his estate) signing a release of claims agreement with the Company and his continued compliance with a confidential information agreement entered into with the Company, he will receive immediate vesting of each of his then-outstanding equity awards.

In the event of a change in control that occurs while Mr. Perry remains an employee of the Company, if he remains employed with the Company (or any successor) as of the 1st day following the 12-month anniversary of the change in control, then 100% of any of Mr. Perry’s equity awards that both are outstanding as of such date and were granted to him at least 90 days prior to the change in control will vest.

There are no arrangements or understandings between Mr. Perry and any other persons pursuant to which he was appointed President and Chief Executive Officer. There are also no family relationships between Mr. Perry and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On November 20, 2015, the Company and Scott Painter, executed a separation agreement and release (the “Separation Agreement”). The Separation Agreement will become effective on the 8th day after November 20, 2015, unless Mr. Painter revokes the Separation Agreement before that time. The Separation Agreement provides that Mr. Painter will resign from his positions as the Company’s Chief Executive Officer and Chairman of the Board, and as a member of the Board, effective December 15, 2015 (the “Termination Date”). Mr. Painter’s decision to resign from the Board was not due to any disagreement with the Company relating to the operations, practices or policies of the Company.

In accordance with the terms of the Separation Agreement, following the Termination Date Mr. Painter will receive, net of required withholdings: (i) a 2015 bonus of $94,500, to be paid at the same time bonus payments are made to other executives of the Company; and (ii) severance of approximately $492,000 to be paid in approximately equal semi-monthly payments through December 31, 2016. Mr. Painter will provide limited advisory services to the Company during the “Advisory Period” that will run from the Termination Date through May 2018 or, if earlier, the termination of such services for cause (as defined in the Separation Agreement). Mr. Painter will be paid a monthly advisory fee of approximately $8,333 ($100,000 on an annual basis) during the Advisory Period. The Company will continue to provide Mr. Painter’s health insurance benefits through the end of the Advisory Period, at which time Mr. Painter is expected to be eligible for COBRA benefits. The Separation Agreement includes a mutual release of claims between Mr. Painter and the Company and provides that Mr. Painter is subject to customary confidentiality and non-solicitation restrictions during the Advisory Period.

Pursuant to the Separation Agreement, the Company will pay Mr. Painter $100,000 for the surrender and cancellation of options he holds to purchase 1,333,332 shares of the Company’s common stock. The vesting of certain of Mr. Painter’s remaining option awards requires Mr. Painter’s continued service as the Company’s Chief Executive Officer (the “CEO Options”). Mr. Painter will cease vesting in the CEO Options on the Termination Date.  On that date, the unvested portion of the CEO Options, consisting of options to purchase 791,117 shares, will be cancelled. Mr. Painter will continue to vest in his remaining options (covering 1,401,553 shares) and 154,088 remaining restricted stock units until the end of the Advisory Period. As the result of the cancellation of options described above, an additional 2,253,677 shares will become available for grant under the Company’s 2014 Equity Incentive Plan.

Item 7.01. Regulation FD Disclosure.

On November 23, 2015 the Company issued a press release announcing the appointment of Mr. Perry, a copy of which issued is attached hereto as Exhibit 99.1, and is incorporated by reference herein.

The information in the press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release, dated November 23, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUECAR, INC.

By:	/s/ Michael Guthrie
Michael Guthrie
Chief Financial Officer & Interim Chief Operating Officer

 Date:  November 23, 2015